Exhibit 99.1: Press release

SARS TO ACQUIRE SYSTEMS INSTALLATON AND MONITORING BUSINESSES

Seattle, WA, June 3, 2009 - SARS Corporation (“SARS” or the “Company”)(SARO.OTC) - SARS announced it has executed a merger agreement between its US-based monitoring and management services business and an Illinois based conglomerate. The conglomerate of companies, specializing in mechanical and electrical construction, energy infrastructure, and facilities services, design and installation, includes Environmental Insulation, Inc., ESDD, LLC, Alternatech, Inc., Swank Enterprises, Inc. d/b/a Art & Print, Inc., Associated Mechanical, Inc. and R.J. Power Plumbing & Heating Company, (collectively referred to as Associated Mechanical”).  The merger creates a new, multi-million dollar operating company that will focus on comprehensive building construction services and systems management technology, with combined annual revenue for 2009 expected to be approximately $35 Million U.S. Dollars.  Services offered will include facilities system monitoring and controls and building automation for commercial spaces, giving the company the capability to provide 24/7 information on critical heating, air, electrical, and security systems for buildings of virtually any size.

SARS will acquire Associated Mechanical through a merger in which, upon closing of the merger, approximately 75% of its issued and outstanding common stock will be held by Associated Mechanical.  The parties intend to close and complete the merger by June 30, 2009.

The newly combined company will be headquartered in Washington, Illinois, and will take advantage of SARS management’s 20-plus year history and experience in asset tracking, management and monitoring by adding those capabilities to its newly acquired products and services portfolio. SARS’ experience in the tracking industry combined with the newly acquired services of Associated Mechanical will allow SARS to offer a complete package of control systems design, sales, installation, and monitoring services to building developers and owners.

SARS will initially operate primarily in the Midwest, serving the large existing customer base developed by Associated Mechanical over the past 50 years.   The Company expects to begin expanding its footprint quickly over the next 12 months, beginning with projects in the Northeast and the Southeast.

Said Frank Bonadio, incoming Chief Executive Officer of SARS: “We’re extremely pleased to be able to add the technology capabilities of the SARS team to our companies and product mix.  SARS will now be able to offer a complete suite of building management services to all our customers, and as a result expand our business dramatically.  Control systems monitoring will give us a big edge—whether its life information from a breakdown in a hospital system or energy saving applications in an office building, we can now provide instant data and timely on-going support.”  Geoff Meagher, SARS’ interim Chief Executive Officer stated, “We are excited about the synergistic relationship created by this merger. This new opportunity allows the Company to enter a broadly expanded marketplace, including facilities system monitoring and controls.”

About SARS Corporation:
SARS Corporation is a control systems contracting and services company, providing design and sales, installation services, and monitoring software to building owners and operators. The company provides the highest quality products, timely installation and service, and industry-leading Web accessibility, allowing customers to see and act on vital systems information from more places than most other systems have access to. This high level of visibility means any problems can be resolved faster, maintaining occupant comfort and minimizing deviations from energy saving strategies.

About Environmental Insulation, Inc., ESDD, LLC, Alternatech, Inc., Swank Enterprises, Inc. d/b/a Art & Print, Inc., Associated Mechanical, Inc. and R.J. Power Plumbing & Heating Company, (“Associated Mechanical”):
Associated Mechanical is a conglomerate of mechanical and electrical construction, energy infrastructure, and facilities services companies that design, install, service and monitor innovative systems that create comfortable, efficient facility environment. Associated Mechanical also installs building automation technology for commercial spaces in various industries, as well monitors and controls these systems from off-site locations.  Associated Mechanical specifically provides services for industrial, residential and commercial heating ventilation and air conditioning (“HVAC”) systems as well as plumbing, piping and necessary fixtures.